Exhibit 10.1

Laboratory Located at: Science + Technology Park at Johns Hopkins 855 N. Wolfe Street Suite 619 Baltimore, MD 21205 Phone: 410.369.0365 Fax: 410.369.0390 www.championsoncology.com	Corporate Office: One University Plaza Suite 307 Hackensack, NJ 07601 Phone: 201.808.8400

November 1, 2011

Gary Gemignani
400 East 66th Street
New York, NY 10065

Dear Gary,

On behalf of Champions Oncology, Inc., we are pleased to offer you the position of Executive Vice President and Chief Financial Officer.  You will be reporting to Joel Ackerman, Chief Executive Officer of Champions Oncology, Inc.  This letter outlines the terms of your proposed employment as a full-time employee as follows:

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Commencement of Employment:  Your employment start date will be November 1, 2011.  Your employment with the Company at all times will be at-will, meaning either you or the Company can terminate the employment relationship, with or without cause, and with or without notice, at any time.  Upon termination by the company without cause, you will be entitled to severance payments for a period of six months at your salary at the time of termination.  Cause is defined in appendix A.

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Compensation:  Your gross salary will be $240,000 annually, subject to annual increases at the discretion of the CEO and Board of Directors.  Your salary is based on a minimum 40-hour standard workweek whether working in the Hackensack, NJ office, or traveling for the company.  You will be paid twice per month for a total of 24 payments per year.

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Champions Oncology Stock Option Grant:  Upon commencement of employment, and subject to approval by the Company’s Board of Directors, you will be granted an option to purchase 650,000 shares of the Company’s common stock under the terms of the Company’s 2010 Equity Incentive Plan and the terms set forth in the option grant agreement, which will be provided to you after you commence employment.  The share price for the stock options will be based on the closing price of our stock on your first day of employment.  Your stock will vest monthly over a four year period with 1/48th vesting at the end of each month.  The first vesting event will be November 31, 2011.  In addition, all 650,000 options will vest immediately if you are terminated as a result of a Change of Control (as defined in Appendix A).

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Benefit Programs: You shall be permitted to participate in all employee benefit programs implemented by the Company for the benefit of any of its full-time employees, including, without limitation, disability insurance, group and other life insurance, sickness, and accident and health insurance programs, as listed below, provided that you qualify or are otherwise eligible to participate under the terms of such programs.  Except as may be limited by applicable law, the Company reserves the right to modify, suspend, or discontinue any benefit plans, policies, and practices at any time without notice to or recourse by employee, so long as such action is taken generally with respect to other similarly situated persons.

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Bonus Plan: Each year the Compensation Committee evaluates the Company’s performance objectives and market competitive compensation data to determine and approve the goals and targets of the Company’s Incentive Plan.  In fiscal year 2012, you are eligible to participate in the Company’s Incentive Plan at up to 25% of your annual base salary, paid in cash, stock or stock options at the Company’s discretion; determined by your achievement of specific personal and Company objectives, as determined by the Company in its sole discretion.  Bonus payment will be prorated based upon your start date in relation to the Company fiscal year-end.  Complete details of the Plan will be provided to you following your hire.

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Health Insurance:  You will be eligible to join Champions Oncology Group Medical & Dental Plan on the first day of the month following your date of hire.  Participation in that plan shall be governed by the terms and condition set forth in the plan documents. The company currently pays 80% of the individual healthcare premium with the employee contributing 20% of the premium (with pre-tax dollars), subject to change at any time by the Company’s Board of Directors.  Family health coverage is available for all eligible employees but the company does not subsidize the additional premium.

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Life and Disability Insurance:  You will be eligible to enroll in the Champions Oncology Life, Short Term and Long Term Disability Insurance Plans per the terms of each policy.  Participation in these plans shall be governed by the terms and conditions set forth in the plan documents.

▪	Holidays: You will be eligible to take advantage of paid Holidays offered by the Company. The Company offers 11 paid Holidays to full-time employees.

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Other Reimbursement:  Employees who drive their own cars on business trips are reimbursed the prevailing company/IRS mileage reimbursement rate plus parking and tolls.  Other business expenses will be reimbursed in accordance with the company’s reimbursement policies.

In order to comply with the Immigration Reform and Control Act of 1986 and applicable state law, you will be required to verify your legal right to work in the United States through the presentation of documents establishing your identity and authorizing your right to work in the United States within three business days of beginning your new position.

Finally, as a condition of your employment with the Company, you must also execute the Company’s Business Protection Agreement, a copy of which will be provided to you.  Like all Company employees, you may in the future be required, in the Company’s reasonable discretion, to execute agreements relating to other Company policies or substantive matters.  In addition, this offer is contingent upon the successful completion of a background check that is currently underway.

This letter supersedes any previous correspondence or offer and contains the Company’s entire offer.  This letter should not be construed as a guarantee that employment or any benefit program or other term or condition of employment will be continued for any period of time.  Any salary figures are not intended to create an employment contract for any specific period of time and thus your employment is at-will; either you or the company can terminate it at anytime with or without cause.

Should you agree and accept the Company’s offer, by doing so, you represent and warrant that you are free to accept this offer of employment and that you doing so does not breach any contract or agreement which you have with any other entity and is not in violation of any legal duty you have to any other entity.

We look forward to you joining the Champions Oncology team.  We believe you will enjoy the challenges and opportunities that lie ahead in our dynamic business and that you have the skills and talent necessary to be a strong contributor to our mutual growth.

To formally accept this offer, please sign, date and return this letter via PDF in an email to sforeman@championsoncology.com and mail the original to my attention confirming your acceptance of this offer.  Congratulations on your new position, and I look forward to your contribution to Champions Oncology. If you have any questions please do not hesitate to contact me.

Sincerely,

/s/ Joel Ackerman

Joel Ackerman
Chief Executive Officer
Champions Oncology, Inc.

Accepted:

By:	/s/ Gary G. Gemignani	November 1, 2011
	Gary Gemignani	Date

Appendix A
 “Cause” shall mean any of the following: (i) willful misconduct in the performance of your material duties; (ii) participation in any fraud against the Company; (iii) conviction of, or a plea of “guilty” or “no contest” to, a felony or any crime involving dishonesty; or (iv) intentional damage to any property of the Company of material value.

“Change of Control” shall mean the occurrence of any of the following:
 (a) any “person,” as such term is currently used in Section 13(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”) (a “person”), other than Dr. David Sidransky, becomes a “beneficial owner” (as such term is currently used in Rule 13d-3 promulgated under the 1934 Act (a “Beneficial Owner”) of 30% or more of the Voting Stock (as defined below) of the Company;

(b) the Board of Directors of the Company adopts any plan of liquidation providing for the distribution of all or substantially all of the Company’s assets;

(c) all or substantially all of the assets or business of the Company are disposed of in any one or more transactions pursuant to a sale, merger, consolidation or other transaction (unless the shareholders of the Company immediately prior to such sale, merger, consolidation or other transaction beneficially own, directly or indirectly, in substantially the same proportion as they owned the Voting Stock of the Company, more than fifty percent (50%) of the Voting Stock or other ownership interests of the entity or entities, if any, that succeed to the business of the Company);

(d) the Company combines with another company and is the surviving corporation but, immediately after the combination, the shareholders of the Company immediately prior to the combination hold, directly or indirectly, fifty percent (50%) or less of the Voting Stock of the combined company; or

(e) Continuing Directors cease to constitute at least a majority of the Board of Directors of the Company.